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                                                                    EXHIBIT 23.1

                          INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in Registration Statement Nos. 333-64193 and 333-90361 on Form S-8, No. 333-68710 on Form S-3 and No. 333-90597
on Form S-4 of School Specialty, Inc. of our report dated July 19, 2002 (which expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets" as described in Note 3 and the restatement described in Note 15), appearing in this Annual Report on Form 10-K of School Specialty, Inc. for the year ended April 27, 2002.

DELOITTE & TOUCHE LLP

Milwaukee, Wisconsin
July 19, 2002